Exhibit 10.2

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made as of February 1, 2011 between “United American Petroleum Corp.” or an affiliate entity (hereinafter referred to “UAPC”), with its principal Texas offices located at 3101 Bee Caves Road, Ste 301, Austin, TX, and Jamie M. Teahan (hereinafter referred to as “JMT”), an Independent Contractor with his  principal office located at 10110 Kopplin Road, New Braunfels, TX 78132.

WITNESSETH:

WHEREAS, UAPC is interested in engaging JMT to provide consulting services with respect to the ongoing continued development of the transition to UAPC or its affiliates of ownership and responsibility to manage Patriot Minerals, LLC’s oil and gas portfolio, including its working interest partner base;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:

ARTICLE I
SERVICES

1.0
Subject to the conditions set forth herein, JMT agrees to consult, support, provide, prepare, communicate and document all information and input necessary to see through a smooth transition of the transfer of management and operations of the properties associated with Patriot Minerals, LLC portfolio as listed in “EXHIBIT A” of the PSA between Patriot Minerals, LLC and UAPC.

ARTICLE II
CONSIDERATION

2.0
Upon execution of this Agreement, AND effective beginning February 1, 2011, UAPC will pay JMT a monthly consulting fee of $5,000.00 for the term of this Agreement which will last a minimum of 30 days, for a total of $5,000.00 through the end of February 28, 2011.  UAPC will also reimburse JMT for out-of-pocket expenses incurred by JMT in connection with the performance of services hereunder, including, but not limited to, reasonable travel expenses to UAPC’s Austin, Texas based offices located at 3101 Bee Caves Road, Ste 301, Austin, TX, and the properties referenced in “EXHBIT A” of the PSA between Patriot Minerals, LLC and UAPC.  UAPC agrees to pay JMT $2500 on a bi-weekly basis, plus any receipts for referenced travel presented by JMT for fees and expenses incurred.

ARTICLE III
GENERAL

3.0
This Agreement, including the Schedule attached hereto (collectively, the “Understandings”), contains the full understanding of the parties hereto with respect to the specific subject matter hereof and supersede and cancel all other previous agreements, negotiations, commitments, discussions, and writings in respect of such subject matter.  No representations, promises or understandings which are not expressly set forth in the Understandings are binding upon any of the parties.  This Agreement may not be released, discharged, abandoned, changed, or modified in any manner except by an instrument in writing signed by a duly authorized representative of each of the parties hereto.  Neither the course of conduct between the parties nor trade usage shall act to modify or alter the provisions of this Agreement.

3.1	This Agreement shall be construed and the legal relations of the parties hereto shall be governed in accordance with the laws of the State of Texas, United States of America.

3.2	The provisions of this Agreement shall be severable and the invalidity or illegality of any provision of this Agreement shall not affect the validity or legality of the remaining provisions hereof.

3.3
The waiver by either of the parties hereto of any breach of any provisions hereof by the other party shall not be construed to be either a waiver of any succeeding breach of any provisions or a waiver of the provision itself.

3.4
The language used in this Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent, and no rules of strict construction against any party shall apply to any term or provision of this Agreement.

3.5
This Agreement and all rights and obligations hereunder shall inure to the benefit of and shall be binding upon subsidiaries, affiliates, successors, or assigns of the parties hereto; provided, however, that neither party shall assign or transfer this Agreement in any manner without the prior written consent of the other party.

3.6
Neither party shall be considered an agent for the other party nor shall either party have authority to bind or obligate the other to third parties.  The parties to this Agreement agree that the relationship created by this Agreement is that of independent contractors.  Each party agrees that no employee of the other party will for any purpose be or be deemed an employee of such first party or be entitled to any benefits provided by such first party to its employees, including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave or other leave, retirement plans and the like.  It is understood and agreed that since JMT is an independent contractor, UAPC will make no deductions from fees paid to JMT for any federal or state taxes or FICA, and UAPC has no obligation to provide Worker’s Compensation coverage for JMT or to pay overtime rates to JMT.  It shall be JMT’s sole responsibility to pay, or ensure the payment of, all required personal federal income taxes for the compensation received by JMT from UAPC under this Agreement.

3.8 The parties agree that this Agreement creates no legal obligation of any kind upon either party to establish a clearing relationship or to provide settlement services.

3.9      Either party may disclose the existence and/or nature of this relationship between the parties.  However, each party agrees to inform the other party of any written disclosures that may take place prior to the issuance of such written disclosures, and to make reasonable modifications to such written disclosures as may be requested by the other party.

ARTICLE IV

TERM

4.0      The term of this Agreement shall commence on the date first stated above and shall continue for a minimum period of three (3) months. Notwithstanding, either party may terminate this Agreement at any time for any reason by providing the other party with thirty (30) days notice.

IN WITNESS WHEREOF, the parties have, by their duly authorized representatives, executed this Agreement as of the date first above written.

Jamie M. Teahan
Independent Contractor

By:_/s/ Jamie M. Teahan___________________
Jamie M. Teahan, Individually

United American Petroleum Corp.

By:  __/s/ Michael Carey_________________
      Michael Carey, President